Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2013 Third Quarter and Year to Date Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--November 20, 2013--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the third quarter and nine months ended September 30, 2013. The net income for the third quarter and nine months ended September 30, 2013 was $79,000 and $52,000, respectively, compared to a net loss of $2.2 million and $1.6 million for the same periods of 2012, respectively. The provision for loan losses for the nine months ended September 30, 2013 of $35,000 was less than the provision of $1.8 million for the same period in 2012. The Company had $4.3 million in net charge-offs recognized during the nine months ended September 30, 2013 as compared to $6.0 million in net charge-offs recognized for the same period in 2012. Nonaccrual loans were $33.9 million at September 30, 2013, a decrease of $2.1 million from $36.0 million at December 31, 2012. The allowance for loan losses (ALLL) as a percentage of gross loans was 2.48% at September 30, 2013 compared to 3.32% at December 31, 2012. The decrease in the ALLL as a percentage of gross loans occurred primarily due to the decrease in the specific reserves on impaired loans which decreased from $5.4 million at December 31, 2012 to $1.8 million at September 30, 2013. The ALLL percentage for reviewed loans increased from 2.32% at December 31, 2012 to 2.54% at September 30, 2013. Management believes the September 30, 2013 allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio. We believe the strengthened internal controls related to the identification and valuation of impaired loans that have been put in place in recent years resulted in more timely recognition of impaired assets thereby enhancing the effective resolution of those assets. In 2013 our focus is directed to moving impaired assets off of our balance sheet.

The Bank was well capitalized at September 30, 2013, with total risk based capital of 10.84%, tier 1 risk based capital of 9.58%, and leverage ratio of 5.58%. At September 30, 2012, the Bank had total risk based capital of 10.77%, tier 1 risk based capital of 9.49%, and leverage ratio of 5.36%. The Company had total risk based capital of 10.57%, tier 1 risk based capital of 6.32%, and leverage ratio of 3.68% at September 30, 2013, as compared to 11.27%, 7.09%, and 4.04%, respectively, at September 30, 2012. We continue actively assessing our alternatives for preserving and improving capital, which may include increasing tangible common equity and regulatory capital, reducing our balance sheet, or other strategies.

Asset Quality:

Total nonperforming assets were $44.3 million or 5.46% of total assets at September 30, 2013, as compared to $58.4 million or 6.44% of total assets at September 30, 2012, and $51.1 million or 5.91% at December 31, 2012. Nonaccrual loans declined to $33.9 million at September 30, 2013 from $43.8 million at September 30, 2012 and $36.0 million at December 31, 2012. Foreclosed assets totaled $10.4 million at September 30, 2013, down from $14.6 million at September 30, 2012, and $15.1 million at December 31, 2012. Troubled debt restructurings (TDRs) totaled $25.4 million at September 30, 2013, and are comprised of $17.7 million which were included in nonperforming loans and $7.8 million which were performing TDRs. This compares to total TDRs at December 31, 2012 of $31.6 million comprised of $18.3 million non-performing TDRs which were included in non-performing loans and $13.3 million which were performing TDRs. We are in partial compliance with the written agreement in place with our regulators, which calls for the Company to reduce problem assets and concentrations of credit, while also increasing capital.

Net Interest Income and Net Interest Margin:

Net interest income totaled $5.3 million and $15.6 million for the three and nine months ended September 30, 2013, respectively, as compared to $5.4 million and $16.7 million for the same periods in 2012. Net interest margin for the three and nine months ended September 30, 2013 was 2.77% and 2.68%, respectively, as compared to 2.46% and 2.34% for the same periods in 2012. While improving due to decreased cost of funds, our net interest margin continues to suffer due to elevated levels of nonaccrual loans. Interest expense declined to $2.2 million and $6.7 million for the three and nine months ended September 30, 2013, respectively, as compared to $2.9 million and $9.3 million for the same periods in 2012, due to maturing deposits repricing at lower rates and reductions of wholesale funding.

Non-Interest Income:

Non-interest income for the three months ended September 30, 2013, decreased $0.3 million to $1.6 million from $1.9 million for the same period in 2012. This decrease was a result of decreases in other non-interest income and lower gains on sales of investment securities, offset by increased income from the mortgage origination division. For the nine months ended September 30, 2013 noninterest income increased $0.4 million to $5.4 million as compared to $5.0 million for the same period in 2012. This increase was the result of the gain from the sale of two branches to First Bank in the amount of $0.6 million, and non-interest income generated by the mortgage services division of $0.5 million, offset by a decrease in the gain on available for sale securities of $0.5 million.

Non-Interest Expense

Non-interest expense totaled $6.9 million and $21.0 million for the three and nine months ended September 30, 2013, respectively, as compared to $7.3 million and $21.7 million for the same periods in 2012. The primary decreases in non-interest expenses were due to lower losses on the sale and write-down of foreclosed assets of $326,000, a decrease in FDIC assessment premiums of $355,000, a reduction in collection expenses of $363,000 and reduced occupancy expense of $92,000, offset by increases in professional and consulting fees of $394,000, during the nine months ended September 30, 2013.

Balance Sheet and Capital

Total assets of $811.6 million at September 30, 2013 declined 6.2% from $865.5 million at December 31, 2012. Net cash, cash equivalents, and investments of $276.2 million at September 30, 2013 decreased 9.0% compared to $303.7 million at December 31, 2012. Gross loans of $496.0 million at September 30, 2013 decreased 0.4% from $497.9 million at December 31, 2012. Total deposits of $646.4 million at September 30, 2013 decreased 7.6% from $699.9 million at December 31, 2012. Total shareholders' equity was $22.2 million at September 30, 2013, a decrease of 1.9% from $22.7 million at December 31, 2012. Book value per share at September 30, 2013 was $2.80 as compared to $2.90 at December 31, 2012.

Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “We are truly thankful for our dedicated employees as well as our loyal shareholders and customers. Much effort to reduce nonperforming assets has contributed to our positive earnings as the improvements in asset quality helped increase margins, reduce reserve additions and are starting to lower operating costs. We believe that our commitment to improving operational efficiencies will lead to improved earnings and capital.”

With $811.6 million in total assets as of September 30, 2013, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its thirteen branches in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, and Raleigh, and a loan production office in Southern Pines, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
(919) 963-2177